Exhibit 99.1

PHH Corporation Completes Divestiture of its Fleet Management Services Business

Intends to Repurchase up to $450 Million in Stock

Intends to Redeem its 9¼% Senior Notes Due 2016

Intends to Deploy up to $200 Million to Re-engineer Mortgage Business

Intends to Invest up to $150 Million in Select Growth Initiatives

Mt. Laurel, NJ — July 7, 2014 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) announced today that, effective July 1, 2014, it has completed the previously announced sale of its Fleet Management Services business, doing business as PHH Arval, to Element Financial Corporation (“Element”) for cash consideration of $1.4 billion.

Glen A. Messina, president and CEO of PHH Corporation, said, “Completion of the sale of our Fleet Management Services business is an important step forward for PHH.  We now have the financial flexibility to return significant capital to shareholders, accelerate the reduction of our unsecured debt, re-engineer our Mortgage business and pursue opportunities to improve profitability through increased scale.  We thank our former Fleet employees for their dedicated service and valued contributions to PHH over the years and throughout this ownership transition.”

The sale transaction is expected to generate $821 million in net proceeds after the payment of expected taxes and transaction expenses, subject to purchase price adjustments and the final determination of taxes.  PHH’s pro forma consolidated cash and cash equivalents as of March 31, 2014, inclusive of the net proceeds received at closing, was $1.74 billion.

PHH’s Board of Directors has authorized up to $450 million in share repurchases, including a $200 million accelerated stock repurchase (“ASR”) program, which is expected to commence after the release of the Company’s second quarter earnings, and up to $250 million in open market purchases over the twelve months following the completion of the ASR.

In the third quarter of 2014, the Company intends to redeem all of its outstanding 9¼% Senior Notes due 2016, with an aggregate principal amount of $170 million.  Upon completion of such redemption, and taking into account the expected repayment of $250 million in aggregate principal amount of the Company’s 4% Convertible Senior Notes due 2014 at maturity on September 1, 2014, the Company expects to have reduced the aggregate principal balance of its unsecured debt by the end of the third quarter of 2014 by $420 million.

PHH intends to deploy up to $200 million to re-engineer the Company’s operations and support infrastructure. The Company will focus on restructuring its Private Label business model, reducing production expenses to align with expected lower volumes, consolidating its corporate and mortgage support infrastructure, and investing in technology to support growth and productivity.

PHH also intends to invest up to $150 million in growth initiatives to enhance scale and profitability and diversify the Company’s revenue streams across Mortgage Production and Servicing.  The Company will be focused on expanding its target market within its existing Private Label client base and growing its origination volume through outsourcing opportunities with regional and community banks and credit unions.  The Company believes that it can grow its share in the home purchase market through improved capture rates and additional investments in its Real Estate channel.  PHH will also evaluate selective inorganic growth investments to expand its retail mortgage market presence and leverage its fixed-cost infrastructure.

Messina added, “PHH’s unique outsourcing offering and market access, superior operating capabilities and financial flexibility provide competitive advantages that position us for success.  We are confident that our planned actions will improve the profitability of our Mortgage business and continue to enhance shareholder value while we maintain a strong focus on operational execution and customer service.”

The Company will host a conference call at 8:30 a.m. (Eastern Time) on July 8, 2014, to discuss details of the transaction, the deployment of excess capital and its Mortgage strategy. You can access the conference call by dialing (866) 416-5346 or (913) 312-0689 and using the conference ID 6366023 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com/invest under webcasts and presentations. An investor presentation will be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on July 8, 2014, prior to the start of the conference call. A replay will be available beginning shortly after the end of the call through July 23, 2014, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 6366023, or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage.  Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators and servicers of residential mortgages in the United States.  PHH Mortgage provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.  For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 7, 2014, PHH Corporation (“PHH,” the “Company,” “we” or “our”) completed the sale of our wholly owned Fleet Management Services segment and related entities (collectively the “Fleet Business”) to certain wholly owned subsidiaries of Element Financial Corporation, an Ontario corporation for $1.4 billion in cash.

The following unaudited pro forma consolidated financial information of PHH Corporation was derived from our historical consolidated financial statements and is being presented to give effect to the disposition of the Fleet Business.  The pro forma statements do not give any effect to the utilization of cash proceeds.  The unaudited pro forma condensed consolidated statements of operations reflect the disposition of the Fleet Business as if it occurred at the beginning of the earliest period presented.  The unaudited pro forma condensed consolidated balance sheet reflects the disposition as if it occurred on March 31, 2014, including the elimination of the net assets of the Fleet Business, the elimination of all intercompany amounts, plus pro forma adjustments for the net proceeds from the sale in cash and cash equivalents, the recording and settlement of certain tax amounts, and the estimated gain on the sale in retained earnings.  The estimated proceeds and gain on the sale of the Fleet business may change based upon final determination and settlement of post-closing adjustments.

The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and accompanying notes included in our 2013 Form 10-K and our first quarter 2014 Form 10-Q.

The unaudited pro forma financial information below is provided for information purposes only and is not intended to reflect what the actual financial position or results of operations of the Company would have been had the disposition occurred on the dates indicated, nor is it necessarily indicative of our future financial position or results of operations.  In addition, the results of operations for the three months ended March 31, 2014 may not be indicative of the results of operations to be expected for the full year.  The pro forma adjustments are based upon the best information available and certain assumptions that management believes to be reasonable in the circumstances.  There can be no assurance that such information and assumptions will not change from those reflected in the pro forma financial statements and the accompanying notes.

PHH CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(In millions)

	March 31, 2014
		Pro Forma Adjustments
	As Reported	Disposition of Fleet Business	Other		Pro Forma

ASSETS
Cash and cash equivalents	$1,155	$(237)	$821	(a)	$1,739
Restricted cash	336	(246)	—		90
Mortgage loans held for sale	605	—	—		605
Accounts receivable, net	1,000	(376)	—		624
Net investment in fleet leases	3,619	(3,619)	—		—
Mortgage servicing rights	1,224	—	—		1,224
Property and equipment, net	69	(24)	—		45
Goodwill	25	(25)	—		—
Other assets	509	(74)	(4)		431
Total assets	$8,542	$(4,601)	$817		$4,758

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$763	$(225)	$—		$538
Debt	5,334	(3,452)	—		1,882
Deferred taxes	661	2	(322	)(b)	341
Other liabilities	140	(15)	—		125
Total liabilities	6,898	(3,690)	(322)		2,886
Commitments and contingencies	—	—	—		—

EQUITY
Preferred stock	—	—	—		—
Common stock	1	—	—		1
Additional paid-in capital	1,147	—	—		1,147
Retained earnings	465	—	243	(c)	708
Accumulated other comprehensive income	9	(15)	—		(6)
Total PHH Corporation stockholders’ equity	1,622	(15)	243		1,850
Noncontrolling interest	22	—	—		22
Total equity	1,644	(15)	243		1,872
Total liabilities and equity	$8,542	$(3,705)	$(79)		$4,758

Notes:

(a)         Pro forma Adjustments to Cash and cash equivalents:

Cash received from the sale of Fleet business	$1,402
Settlement of tax liabilities	(531)
Payment of transaction costs	(50)
$821

(b)         Reflects the payment of deferred tax liabilities that are partially offset by the utilization of deferred tax assets in connection with the disposition of the Fleet business.

(c)          Reflects the estimated net gain on the disposition of the Fleet business (which represents the net cash proceeds less the net assets disposed of) and other pro forma adjustments as of March 31, 2014.  This amount does not reflect the final gain to be realized upon disposition primarily as a result of the actual closing date being July 7, 2014 and certain purchase price adjustments that may be made after closing.

PHH CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In millions, except share and per share amounts)

	Three Months Ended March 31, 2014
	As Reported	Disposition of Fleet Business	Pro Forma
REVENUES
Mortgage fees	$47	$—	$47
Fleet management fees	44	(44)	—
Net fee income	91	(44)	47
Fleet lease income	343	(343)	—
Gain on mortgage loans, net	51	—	51
Mortgage net finance expense	(30)	—	(30)
Loan servicing income	115	—	115
Valuation adjustments related to mortgage servicing rights, net	(73)	—	(73)
Net loan servicing income	42	—	42
Other income	20	(19)	1
Net revenues	517	(406)	111
EXPENSES
Salaries and related expenses	127	(23)	104
Occupancy and other office expenses	17	(4)	13
Depreciation on operating leases	300	(300)	—
Fleet interest expense	13	(13)	—
Other depreciation and amortization	8	(2)	6
Other operating expenses	123	(43)	80
Total expenses	588	(385)	203
Loss before income taxes	(71)	(21)	(92)
Income tax benefit	(27)	(6)	(33)
Net loss	(44)	(15)	(59)
Less: net loss attributable to noncontrolling interest	(2)	—	(2)
Net loss attributable to PHH Corporation	$(42)	$(15)	$(57)
Basic and diluted loss per share attributable to PHH Corporation	$(0.73)	$(0.27)	$(1.00)
Weighted-average common shares outstanding - basic and diluted	57,543,886

PHH CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In millions, except share and per share amounts)

	Year Ended December 31, 2013
	As Reported	Disposition of Fleet Business	Pro Forma
REVENUES
Mortgage fees	$307	$—	$307
Fleet management fees	175	(175)	—
Net fee income	482	(175)	307
Fleet lease income	1,386	(1,386)	—
Gain on mortgage loans, net	575	—	575
Mortgage net finance expense	(115)	—	(115)
Loan servicing income	436	—	436
Valuation adjustments related to mortgage servicing rights, net	(6)	—	(6)
Net loan servicing income	430	—	430
Other income	84	(81)	3
Net revenues	2,842	(1,642)	1,200
EXPENSES
Salaries and related expenses	623	(88)	535
Occupancy and other office expenses	65	(15)	50
Depreciation on operating leases	1,211	(1,211)	—
Fleet interest expense	58	(58)	—
Other depreciation and amortization	33	(10)	23
Other operating expenses	611	(161)	450
Total expenses	2,601	(1,543)	1,058
Income before income taxes	241	(99)	142
Income tax expense	77	(33)	44
Net income	164	(66)	98
Less: net income attributable to noncontrolling interest	29	—	29
Net income attributable to PHH Corporation	$135	$(66)	$69
Basic earnings per share attributable to PHH Corporation	$2.36	$(1.15)	$1.21
Diluted earnings per share attributable to PHH Corporation	$2.06	$(1.00)	$1.06
Weighted-average common shares outstanding - basic	57,357,339
Weighted-average common shares outstanding - diluted	65,859,520